Exhibit 2.3

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF MICHIGAN

SOUTHERN DIVISION

In re:	)	Chapter 11
)
TARPON INDUSTRIES, INC., et al.,[1]	)	Case No. 08-50367
	)	(Jointly Administered)
Debtors.	)
	)	Judge Steven W. Rhodes
)

ORDER CONFIRMING SECOND AMENDED COMBINED REORANIZATION

PLAN AND GRANTING FINAL APPROVAL OF DISCLOSURE STATEMENT

WHEREAS, Tarpon Industries, Inc. and Eugene Welding Company (the “Debtors”), as “proponents of the plan” within the meaning of section 1129 of the bankruptcy code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), filed their Combined Reorganization Plan and Disclosure Statement on August 4, 2008 [Docket No. 159], as amended by the First Amended Reorganization Plan and Disclosure Statement filed October 10, 2008 [Docket No. 203] and the Second Amended Reorganization Plan and Disclosure filed October 13, 2008 [Docket No. 205] (collectively, the “Plan”)2 and the Disclosure Statement for the Plan (the “Disclosure Statement”); and

WHEREAS, on August 6, 2008, this Court entered an order (the “Disclosure Statement Order”)[Docket No. 160] which, among other things, (a) granted preliminary approval of the Disclosure Statement (b) established October 14, 2008, as the date of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), (c) approved the form and method of

[1]	The Debtors are: Tarpon Industries, Inc. a Michigan corporation, tax identification #30-0030900, and Eugene Welding Co. a Michigan corporation, tax identification #38-1451474.
[2]

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Plan. Any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

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notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (d) established certain procedures for soliciting and tabulating votes with respect to the Plan (the “Solicitation Procedures”); and

WHEREAS, the Confirmation Hearing Notice, the Disclosure Statement, the Plan, the Disclosure Statement Order, and, for those parties entitled to vote on the Plan, a ballot and return envelope (such ballot and envelope being referred to as a “Ballot”) were transmitted in accordance with the Solicitation Procedures and such service is adequate as provided by Bankruptcy Rule 3017(d); and

WHEREAS, one objection to the confirmation of the Plan was filed by Chappell Steel, Inc. (“Chappell”), which objection has been resolved pursuant to the Order for Allowance and Payment of Chappell Steel Company, Inc.’s Administrative Expense Claim Under 11 U.S.C. § 503(b)(9) (“Chappell Order”)[Docket No. 201], and as otherwise provided in this Order; and

WHEREAS, the results of the voting on the Plan were as follows:

Class 2	Allowed Secured Claim of Laurus[3]

Accept	%	$	%
Reject	%	$	%

Total	%	$	%

Class 3	Allowed Secured Claims of Junior Secured Creditors[4]

Accept	1	(100)%	$522,090	(100)%
Reject	0	(0)%	$0	(0)%

Total	1	(100)%	$522,090	(100)%

Class 4	Allowed General Unsecured Claims

Accept	13	(86)%	$697,085.54	(97)%
Reject	2	(14)%	$20,271.80	(3)%

Total	15	(100)%	$717,357.34	(100)%

[3]	Laurus has neither voted to accept or reject the Reorganization Plan, but has not filed an objection to confirmation, and is expected to support the Reorganization Plan at the confirmation hearing.
[4]	The vote in Class 3 was received later than the October 1, 2008 deadline for return of ballots established by the Court. However, it is the only vote cast in this Class 3.

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WHEREAS, the Confirmation Hearing was held on October 14, 2008.

NOW THEREFORE, based upon (i) the Plan and the Disclosure Statement; (ii) all of the evidence presented, proffered or adduced at, documents filed in connection with, and arguments of counsel made at, the Confirmation Hearing; and (iii) the entire record of this Chapter 11 Case; and after due deliberation thereon and good cause appearing therefore: THE COURT HEREBY FINDS AND DETERMINES THAT:

A. Jurisdiction; Venue; Core Proceeding. On April 29, 2008, the Debtors commenced these cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109(a) of the Bankruptcy Code. The Court has jurisdiction over these Chapter 11 Cases pursuant to 28 U.S.C. §§ 157 and 1334. Venue of the Chapter 11 Cases is proper pursuant to 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L).

B. Burden of Proof. Pursuant to Local Bankruptcy Rule 3020-1, as no class of claims or has rejected the Plan, and there being no pending objections to the confirmation of the Plan, but for the objection of Chappell, which have been resolved by the terms of the Chappell Order and this Order, the Court finds that an evidentiary hearing is not necessary and that each of the elements necessary for confirmation pursuant to section 1129(a) of the Bankruptcy Code has been established.

C. Transmittal and Mailing of Materials; Notice. The Disclosure Statement, the Plan, the Ballots, the Disclosure Statement Order, and the Confirmation Hearing Notice, were transmitted and served in compliance with the Disclosure Statement Order, the Solicitation Procedures, and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient, and no other or further notice is or shall be required.

D. Voting. Votes to accept and reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order.

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E. Plan Compliance with the Bankruptcy Code. The Plan or the Debtors, as the case may be, comply with all of the requirements for confirmation set forth in section 1129 of the Bankruptcy Code,

F. Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933, as amended.

G. Preservation of Estate Claims. The Plan adequately preserves estate Avoidance Actions for post-confirmation prosecution, and the entry of this Order shall not serve as a bar to such prosecution under res judicata or other doctrines.

THE COURT HEREBY ORDERS AND DECREES AS FOLLOWS:

1. Confirmation. The Plan, and each of its provisions, shall be, and hereby are, approved and confirmed; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. The failure to specifically include any particular provisions of the Plan in this Confirmation Order shall not diminish or impair the efficacy of such provisions, it being understood that it is the intent of the Court that the Plan be confirmed and approved in its entirety.

2. Binding Effect. The Plan and its provisions shall be binding upon the Debtors, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

3. General Authorizations. The Debtors and their directors, officers, members, agents, and attorneys are authorized and empowered to issue, execute, deliver, file or record any agreement, document, or security, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, whether or not specifically referred

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to in the Plan, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

4. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto

5. Notice of Entry of Confirmation Order. On or before the tenth Business Day following the date of entry of this Confirmation Order, the Debtor shall serve notice of entry of this Confirmation Order pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and record interest holders, the United States Trustee, and all other parties in interest, by causing notice of entry of the Confirmation Order to be delivered to such parties by first-class mail, postage prepaid.

6. Rejection of Executory Contracts and Leases. All executory contracts and unexpired leases not previously assumed or rejected by the Debtors are hereby rejected.

7. Liquidation Trust Agreement. The Liquidation Trust Agreement as attached as Exhibit B to the Plan is hereby approved.

8. Chappell Steel Administrative Claim. The allowed administrative claim of Chappell as set forth in the Chappell Order shall be paid by the Purchaser under the APA and Sale Order on or before the Effective Date of the Plan.

9. Retention of Jurisdiction. This Court shall retain jurisdiction to hear and determine all matters arising under the Plan and from the implementation of this Confirmation Order.

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Signed on October 17, 2008

/s/ Steven Rhodes
Steven Rhodes
Chief Bankruptcy Judge

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